UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2008

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Continental Airlines, Inc. (the "Company") will record an adjustment of $27 million to increase passenger revenue and reduce its frequent flyer liability during the three months ended September 30, 2008. The adjustment is related to fees charged to passengers redeeming frequent flyer rewards within 20-days of travel, which were increased in September 2008. These fees offset the incremental cost associated with providing flights for frequent flyer travel rewards. As a result, for September 2008, consolidated passenger revenue per available seat mile (RASM) increased by 12.4% compared to September 2007, while mainline passenger RASM increased by 14.1% compared to September 2007. These amounts include the approximately $50 million adverse impact of Hurricane Ike on the operating results of the Company during September.

In addition, the information set forth in Item 2.05 of this Current Report on Form 8-K is incorporated by reference into this Item 2.02.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On June 5, 2008, the Company issued a press release announcing capacity reductions and related initiatives to respond to unprecedented high fuel costs and other challenges facing the airline industry. In connection with the capacity reductions, the Company announced that it expected to record accounting charges, including severance and other employee termination costs, contract termination costs and other associated costs in the second and third quarters of 2008 and beyond.

For the quarter ended September 30, 2008, the Company expects to record $91 million of special charges, a portion of which is related to its previously announced capacity reductions implemented beginning in September 2008.  The special charges include $33 million for severance and continuing medical coverage for employees accepting early retirement packages or company-offered leaves of absence, $12 million of charges for future lease costs on grounded Boeing 737-300 aircraft, an $18 million non-cash charge to write off an intangible asset as a result of the Company's decision to move all of its year-round London flights from London Gatwick to London Heathrow, an $11 million charge related to future rents on locations for leased space that is no longer expected to be used or subleased, a $9 million charge pertaining to the Company's reimbursement of certain costs incurred by ExpressJet Airlines, Inc. ("ExpressJet") for grounded aircraft and airport slots it is returning to the Company and a non-cash settlement charge of $8 million related to lump sum distributions from the Company's pilot-only defined benefit pension plan for retired pilots.

The Company will incur further additional accounting charges in future quarters associated with the previously announced planned grounding of additional Boeing 737-300 aircraft.  Additionally, the Company may incur further accounting charges as a result of future fleet actions, including costs associated with future lease payments and return conditions on thirty EMB 135 regional jet aircraft that have been returned to the Company by ExpressJet and are currently temporarily grounded.  The Company is not able at this time to estimate the amount and timing of these future charges.

Item 2.06. Material Impairments.

The information set forth in Item 2.05 of this Current Report on Form 8-K is incorporated by reference into this Item 2.06.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL AIRLINES, INC.

October 9, 2008	By /s/ Chris Kenny
Chris Kenny
Vice President and Controller